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Exhibit 99.1

                                     G&L
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                                 REALTY CORP.

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                                     NEWS
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RELEASE:                                          CONTACT:
Immediate                                       David Hamer   310-273-9930
                                               E-mail: dhamer@glrealty.com

    G&L Realty Corp. Announces That Special Committee Declines Weisman Proposal,
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Increase in Share Ownership by Messrs. Gottlieb and Lebowitz and Annual Meeting
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Date
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BEVERLY HILLS, California, August 17, 2001. G&L Realty Corp. (NYSE: GLR)
announced that the special committee of its board of directors has advised Lyle Weisman and his associates (the "Weisman Group") that it is unable to recommend to the full board of directors that it proceed with the transaction outlined in their latest proposal made July 30, 2001. The special committee stated that the proposal did not address its previously expressed concerns that the proposed transaction could not be consummated because Daniel M. Gottlieb, Steven D. Lebowitz and other stockholders would not support it, and that the proposal did not provide for reimbursement of the Company for losses it would incur in the event of a failed transaction.

The Company also announced that Messrs. Gottlieb and Lebowitz have exercised their contractual rights to have 537,854 operating partnership units of G&L Realty Partnership, L.P. redeemed in exchange for 537,854 shares of common stock of the Company. As a result of the issuance of these shares, Messrs. Gottlieb and Lebowitz and their family members own 1,207,859 shares of the Company's common stock, representing approximately 42% of the outstanding shares. Messrs. Gottlieb and Lebowitz also hold stock options that entitle them to acquire up to an additional 167,000 shares of the Company's common stock.

The Company further announced that its board of directors has called its annual meeting of stockholders for September 21, 2001 at 10 a.m. The meeting will be held at the Beverly Hilton Hotel in Beverly Hills, California. Among other matters, stockholders will be asked to consider the merger of the Company with a new company owned by Messrs. Gottlieb and Lebowitz pursuant to the agreement and plan of merger dated as of May 10, 2001. The record date for determining stockholders entitled to notice of, and to vote at, the meeting will be August 27, 2001. The Company will be distributing a formal notice of the meeting and proxy materials to its stockholders prior to the meeting.
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Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "will," "anticipate," "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.

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                                G&L Realty Corp
                            Corporate Headquarters:
           439 North Bedford Drive, Beverly Hills, California 90210
                      Tel: 310-273-9930 Fax: 310-248-2222